UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 28, 2004

Oracle Corporation

(Exact name of Registrant as Specified in its Charter)

Delaware	0-14376	94-2871189
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Oracle Parkway, Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 506-7000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

364-Day Term Loan Agreement

On December 28, 2004, Oracle Corporation (“Oracle”) entered into a 364-Day Term Loan Agreement (the “Credit Agreement”) among Oracle; the lenders named in the Credit Agreement; Wachovia Bank, National Association, as Administrative Agent (“Wachovia”); Credit Suisse First Boston and ABN AMRO Bank N.V., as Syndication Agents; Bank of America, N.A. and Deutsche Bank Securities, Inc., as Documentation Agents; and Wachovia Capital Markets, LLC and Credit Suisse First Boston, as Joint Lead Arrangers and Joint Bookrunners.

The Credit Agreement provides for an unsecured 364-day term loan to Oracle for the acquisition of PeopleSoft, Inc. and related costs, fees and expenses, for working capital purposes and for other general corporate purposes. Oracle may borrow up to $9,500,000,000, including an initial advance of not less than $6,000,000,000 and additional advances on up to four separate business days until February 28, 2005. Amounts borrowed and prepaid as described below may not be reborrowed. All principal amounts under the Credit Agreement are due on the earlier of December 27, 2005 and the date such amounts are accelerated if an event of default described below occurs.

Any borrowings will bear interest at a rate per annum equal to, at the option of Oracle, (i) the higher of Wachovia’s prime rate and the rate equal to the federal funds effective rate plus ½ of 1% (a “Base Rate Borrowing”) or (ii) a rate based on the London interbank offered rate from time to time plus a margin which fluctuates based upon the ratings assigned from time to time by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services to Oracle’s senior unsecured long-term debt (a “Eurodollar Rate Borrowing”). For Base Rate Borrowings, interest is due quarterly on the last business day of each March, June, September and December (commencing with the quarter ended March 31, 2005). For Eurodollar Rate Borrowings, interest is due on the earlier of the last day of the applicable interest rate period and, if the interest rate period has a duration longer than three months, the business day that occurs every three months after the start of the applicable interest period.

Oracle may prepay at any time, at its option, in whole or in part (but not less than $25,000,000 at any time) any outstanding borrowings plus accrued interest upon up to three business days’ notice to Wachovia. Oracle is required to pay any related breakage costs in connection with prepaying any Eurodollar Rate Borrowing.

If Oracle or any of its subsidiaries receives net proceeds in excess of $50,000,000 from the issuance in the capital markets of any debt or equity securities, Oracle is required to use such net proceeds to prepay any outstanding borrowings under the Credit Agreement. If Oracle has previously made such a mandatory prepayment, Oracle is not required to make a further mandatory prepayment until the net proceeds of any such capital markets offerings again exceed $50,000,000.

The Credit Agreement contains representations and warranties customary for credit facilities of this nature, including accuracy of financial statements; enforceability of the Credit Agreement documentation; no material adverse change since the date of Oracle’s last Annual Report on Form 10-K; absence of material litigation; no violation of laws or material agreements; no required governmental or third party approvals; use of proceeds; and material accuracy of information.

The Credit Agreement also contains certain covenants, including use of proceeds; limitations on liens (with exclusions to the extent necessary to comply with margin lending regulations and certain other exceptions); limitations on mergers, consolidations and sales of all or substantially all assets; limitations on subsidiary indebtedness; and limitations on transactions with related parties. In addition, the Credit Agreement contains a total net debt to total capitalization ratio limit of 40%.

The Credit Agreement also contains certain events of default customary for credit facilities of this nature, including nonpayment of principal or interest when due; breach of covenants; material incorrectness of representations and warranties when made; bankruptcy and insolvency; change of control; and cross-acceleration or payment default of other material indebtedness. If any of these events of default occur and are not cured within applicable grace periods or waived, Wachovia shall at the request, or may with the consent, of the lenders owed a majority of the then aggregate unpaid principal amount of the borrowings declare all amounts under the Credit Agreement immediately due and payable.

Oracle delivered a notice of borrowing and conversion to Wachovia requesting an initial Base Rate Borrowing in the amount of $9,200,000,000 which was funded on December 29, 2004. Such initial Base Rate Borrowing converted to a Eurodollar Rate Borrowing on December 31, 2004.

The description above is a summary of the Credit Agreement and is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 10.18 to this report.

Credit Suisse First Boston also acts as the Dealer Manager in connection with Oracle’s tender offer for all of PeopleSoft, Inc.’s outstanding common stock and assists Oracle with its stock repurchase program. ABN AMRO Bank N.V., a lender under the Credit Agreement, or one or more of its affiliates or branches, also provides Oracle and its subsidiaries with European cash management services. Bank of America, N.A., a lender under the Credit Agreement, or one or more of its affiliates or branches, also provides Oracle and its subsidiaries with foreign exchange services. Wells Fargo Bank, National Association, a lender under the Credit Agreement, or one or more of its affiliates or branches, also provides Oracle and its subsidiaries with U.S. cash management services.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

364-Day Term Loan Agreement

Please see Item 1.01, above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORACLE CORPORATION

Dated: January 3, 2005	By:	/s/ Daniel Cooperman
	Name:	Daniel Cooperman
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

10.18	364-Day Term Loan Agreement dated December 28, 2004